Sub-Item 77Q(1)(e)(1)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into October 12, 2009 among M Fund, Inc., a Maryland corporation (the “Fund”) and M Financial Investment Advisers, Inc., a Colorado corporation (the “Adviser;” and with the Fund, the “Parties”).

RECITALS

A. The parties entered into an Investment Advisory Agreement dated September 1, 2001 (the “Agreement”).

B. The parties desire to replace Turner Investment Partners, Inc. with DSM Capital Partners LLC as the sub-adviser to the Turner Core Growth Fund.

C.	As a result of the change in sub-adviser, the name of the Turner Core Growth Fund will be changed to the M Large Cap Growth Fund and the sub-advisory fees for such Portfolio will increase.

D. The parties desire to amend the Agreement to provide for these changes.

AGREEMENT

1.	Amendment.

a.	The reference to the “Turner Core Growth Fund” in the third recital of the Agreement should be replaced with “M Large Cap Growth Fund.”

b.	The reference to the “Turner Core Growth Fund” on Schedule A should be replaced with “M Large Cap Growth Fund” and the corresponding Annual Rate of Compensation of “0.45%” should be replaced with:

 0.65% of the first $50 million
 0.60% of the next $50 million
 0.55% of amounts in excess of $100 million

2. Other Provisions. The provisions of the Agreement that are not amended by this Amendment remain unchanged and in full force and effect.

3.	Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.      Signatures.  This Amendment may be signed in counterparts.  A fax or portable document format (pdf) transmission of a signature page will be considered an original signature page.  At the request of a party, the other party will confirm a fax- or pdf-transmitted signature page by delivering an original signature page to the requesting party.

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The Parties have caused this AMENDMENT TO ADVISORY AGREEMENT to be executed by their duly authorized officers as of the day and year first written above.

M FUND, INC. /s/ Daniel Byrne By: Daniel Byrne, President M FINANCIAL ADVISERS, INC. /s/ Daniel Byrne By: Daniel Byrne, President